Exhibit 5.1

Our ref: SUS/780850-000001/68234246v1

To: DLocal Limited PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

20 October 2021

Dear Sirs

DLocal Limited

We have acted as counsel as to Cayman Islands law to DLocal Limited (the "Company") in connection with the sale by the Selling Shareholders (as defined in the Underwriting Agreement, as defined below) of up to 17,000,000 Class A common shares of US$0.002 par value each in the capital of the Company ("Class A Common Shares") and, at the election of the Underwriters up to an additional 2,550,000 Class A Common Shares, pursuant to an Underwriting Agreement to be dated on or about 18 October 2021 (the "Underwriting Agreement") among the Company, the Selling Shareholders and J.P. Morgan Securities LLC, as representatives of the several underwriters named in schedule I to the Underwriting Agreement. The Class A Common Shares to be sold by the Selling Shareholders are referred to as the "Shares", such Shares including the Shares to be sold by Emerald Bay 24 LLC following a transfer of shares in the capital of the Company transferred by Andres Bzurovski to Emerald Bay 24 LLC.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 10 February 2021 and the second amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 19 May 2021 and effective on 2 June 2021 (the "Memorandum and Articles").

1.2	The minutes (the "Minutes") of the meeting of the board of directors of the Company held on 18 October 2021 (the "Meeting").

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 15 October 2021 (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Underwriting Agreement.

1.6	The registration statement on Form F-1 filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") on 18 October 2021 (such registration statement, as so amended at the time of effectiveness, including: (i) the registration statement filed in accordance with Rule 462(b) of the Securities Act; and (ii) including the information deemed to be part thereof at the time of effectiveness pursuant to Rule 430A under the Securities Act, hereinafter referred to as the "Registration Statement")

1.7	The Register of Members of the Company as at 12 October 2021 (the "Register of Members").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement or the Underwriting Agreement.

2.4	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York or the laws of Uruguay.

2.5	The Company has received money or money's worth in consideration for the issue of the Shares, and none of the Shares were issued for less than par value.

2.6	The Shares that will be sold pursuant to the Underwriting Agreement will be duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.8	The transfer of 4,554,038 Class B common shares of US$0.002 par value each in the capital of the Company from Andres Bzurovski to Emerald Bay 24 LLC on 13 October 2021 has been completed and the Register of Members has been updated to reflect such transfer.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	Based solely of our inspection of the Register of Members, the Selling Shareholders have valid title to the Shares and such Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	In this opinion letter, the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Registration Statement.

We express no view as to the commercial terms of the Registration Statement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Shares and express no opinion or observation upon the terms of any such document.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

DLocal Limited

PO Box 309, Ugland House

Grand Cayman KY1-1104

Cayman Islands

20 October 2021

To:	Maples and Calder (Cayman) LLP
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

DLocal Limited (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

5	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

6	The directors of the Company at the date of the Meeting and at the date of this certificate were and are as follows: Alberto Eduardo Azar, Sebastián Kanovich, Andres Bzurovski Bay, Sergio Enrique Fogel Kaplan, Luiz Ribeiro, Martín Escobari, Tereza Grossi, Jacobo Singer and Jitendra Gupta.

7	The authorised share capital of the Company is US$3,000,000 divided into 1,500,000,000 shares of a nominal or par value of US$0.002 each which, at the date the Memorandum and Articles became effective, comprise (i) 1,000,000,000 Class A Common Shares; and (ii) 250,000,000 Class B Common Shares (which Class B Common Shares may be converted into Class A

Common Shares in the manner contemplated in the Articles of Association of the Company); and (iii) 250,000,000 shares of such class or classes (howsoever designated) and having the rights as the Board may determine from time to time in accordance with Article 4 of the Articles of Association of the Company.

8	The issued share capital of the Company is 149,065,490 Class A Common Shares of a par value of US$0.002 each and 145,962,951 Class B Common Shares of a par value of US$0.002 each, which have been issued as fully paid and non assessable.

9	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

10	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

11	The Company has received or will receive money or money's worth in consideration for the issue of the Shares and none of the Shares will be issued for less than par value.

12	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Eduardo Azar
Name:	Eduardo Azar
Title:	Director

Director Back-Up Certificate to Maples 5.1 Opinion